Exhibit 10.4

To:	[Executive Officers]

From:	Roger Dow, Lead Independent Director and Compensation Committee Chair

Re:	Retention Bonus Agreement (the “Agreement”)

In light of the anticipated appointment of a new Chief Executive Officer of RE/MAX Holdings, Inc. (together with its subsidiaries and corporate affiliates, the “Company”), the knowledge, expertise and experience of key leaders will be critical in assuring a successful transition and in helping the Company continue to execute on its strategy. As a result, this Agreement is structured to encourage retention of the Company’s executive management team given that transition and amidst the highly competitive market for talent, within the real estate and mortgage industries and, more generally, for seasoned top leadership with the specific expertise possessed by the Company’s Executive Officers.

Retention Bonus

We are offering you an opportunity to earn a bonus (the “Retention Bonus”), which equals [$ ] (your “Bonus Amount”), as described below.

If you remain employed with the Company and satisfy the Employment Conditions described below from the date of this Agreement through [___] or if, before such date, your employment is terminated by the Company without Cause (as defined below), by you for Good Reason (as defined below), or by reason of your death or by the Company due to your Disability (as defined below) (the first to occur of such dates or events, the “Bonus Date”), then the Company will pay you a cash lump sum payment equal to the Bonus Amount, less applicable tax withholdings, within 15 days after the Bonus Date. If your employment with the Company terminates for any other reason prior to the Bonus Date, or if you otherwise fail to satisfy the Employment Conditions described below, then you will not be paid the Bonus Amount and the opportunity to receive such amount will be forfeited without consideration.

Employment Conditions

You must remain continuously employed by the Company for the period provided in this Agreement with respect to the Retention Bonus, with the exception of authorized FMLA leave in accordance with federal law. The Employment Conditions for receipt of the Retention Bonus also include compliance with the Restrictive Covenants contained herein through the date of payment of the Retention Bonus, and, in the event of noncompliance with any Restrictive Covenant, the Retention Bonus will not be paid and the opportunity to receive such amount will be forfeited without consideration. In addition, any act or omission that constitutes Cause may result in disciplinary action, including termination of employment.

The offer of a Retention Bonus does not change the at-will nature of our employment relationship, which means that both you and the Company have the right to terminate your employment at any time, with or without advance notice and with or without cause.

Restrictive Covenants

(a)           Confidentiality. In the course of Employee’s employment by the Company, Employee has had access to Confidential Information (as defined below) of the Company and its franchisees, agents, and sales associates (collectively, the “Company Group”). Employee agrees to maintain the strict confidentiality of all Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean all non-public information and materials of or pertaining to the Company Group in any form or medium including all notes, analyses, compilations, copies, documents, recordings, summaries, reproductions, copies, translations, electronic copies or versions (in any medium including video, email, audio, video, or voicemail) regardless of where the same may have been lodged including on any personal devices of Employee, including information and materials: generated by Employee or third parties; received by the Company Group from third parties; concerning or pertaining to the Company Group or its business in any respect including information as to the Company Group’s business practices, operations, prospects, franchisees and franchisee agreements; or legal information and advice. Confidential Information shall include, without limitation, information: protected by any and all non-disclosure agreements signed by Employee during employment; concerning claims against or by the Company Group, legal issues and advice, or other information or communications acquired by Employee in your capacity as an employee of the Company; contained in the Company Group’s financial records; concerning regional, agent and franchise agreements, prospects, information technology techniques and arrangements, processes and procedures for creating IT related resources, contemplated products and services and agreement terms; concerning past acquisitions (closed or not closed) and acquisitions planned or considered, concerning data and issues related to public filings, and concerning purchasing information and other business, marketing, sales, strategic and operational data of the Company Group. Confidential Information includes all other information and materials which are of a propriety or confidential nature, even if they are not marked as such. This provision shall survive indefinitely including in the event of any termination of your employment or this Agreement.

(b)           Confidentiality of Agreement. Except to the extent that this Agreement or its terms have been publicly disclosed by the Company, Employee shall keep the fact of and payment terms of this Agreement strictly confidential and shall not disclose them to anyone other than Employee’s spouse, legal or tax advisors, or as may be required by law. Prior to disclosing the terms of this agreement to any spouse, or any legal or tax advisor, Employee shall obtain such individual(s) agreement to be bound by this confidentiality provision.

(c)           Notice Under the Defend Trade Secrets Act of 2016. The Company provides Employee with notice that 18 U.S.C. § 1833(b)(1) states as follows:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Accordingly, notwithstanding anything to the contrary in this Agreement or in any confidentiality agreement Employee has signed with the Company, Employee understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee further understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Employee understands and acknowledges that nothing in this Agreement or in any confidentiality agreement Employee signed with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(d)           Intellectual Property. Employee recognizes and agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in, from or in connection with Employee’s employment by the Company, are the sole and exclusive property of the Company. Employee agrees not to assert any such rights against the Company or any third party. Employee agrees to assign, and hereby does assign, to the Company all rights, if any, in or to such works or marks that may have accrued to Employee during Employee’s employment.

(e)           Non-Disparagement. Employee agrees not to defame or disparage the Company, their subsidiaries, or affiliates, or any of their past, present or future partners, members, directors, accounting firms, third party investigators, attorneys, shareholders, officers, employees, franchisees or sales associates, agents, or family members of officers or directors. This provision shall not prohibit Employee from making any statements or taking any actions required by law, reporting any actions or inactions to a governmental agency that Employee believes to be unlawful, or participating in or cooperating with a governmental investigation. This provision shall not be interpreted to require or encourage Employee to make any misrepresentations. In response to requests for references from prospective employers, the Company will provide the dates of Employee’s employment and positions held.

(f)            Reasonableness of Restrictive Covenants. Employee acknowledges that the Restrictive Covenants in this section are necessary to protect the Company’s trade secrets, business relationships, goodwill and shareholder value. Employee acknowledges that the Company conducts the Company’s business throughout the United States and internationally, that the above restrictive covenants cannot be meaningfully restricted geographically, and that the covenants only reasonably restrict Employee from competing in any market – domestic or foreign – in which the Company conducts the Company’s business. Without altering the meaning of the foregoing covenants, both the Company and Employee acknowledge that the above restrictive covenants do not prevent Employee from becoming employed in a similar position in a business that is not competitive with the Company’s business.

Other Details

This Agreement is independent of the Company’s other compensation programs and Company policies, including its Severance Policy and Corporate Bonus Program. All payments under this Agreement are subject to applicable tax withholding.

Section 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the rules thereunder (“Section 409A”) or an exemption under Section 409A and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. To the extent that the Compensation Committee determines that this Agreement or a Retention Bonus may not be exempt from Section 409A, then, if Employee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Compensation Committee, at a time when Employee becomes eligible for payment of a Retention Bonus upon Employee’s “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such payment will be delayed until the earlier of: (a) the date that is six months following Employee’s separation from service and (b) Employee’s death. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

Definitions

For the purpose of this Agreement:

“Cause” means Employee’s (i) willful dishonesty, theft, disclosure of trade secrets, and/or embezzlement from the Company or an affiliate determined by the Compensation Committee in good faith to be materially injurious to the business or reputation of the Company or an affiliate, (ii) commission of a willful felonious act while in the employment of the Company, or (iii) willful engagement in other activities determined by the Compensation Committee in good faith to be materially injurious to the business or reputation of the Company or an affiliate; provided that for these purposes, no act, or failure to act, on the part of Employee shall be deemed “willful” unless the Compensation Committee finds that the act or failure to act was done, or omitted to be done, by Employee in other than good faith and without reasonable belief that the act or omission was in the best interest of the Company.

“You” and “Employee” refer to you, the undersigned employee.

“Disability” has the meaning given to it in the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan.

“Good Reason” means, in each case without Employee’s consent, (i) a diminution in the combined value of Employee’s base salary, annual bonus opportunity, and annual long-term incentive opportunity (based on the grant date fair value if in the form of equity-based incentives and based on the “target” cash potential if in the form of cash-based incentives) or a diminution of more than 10% in any such component of compensation, (ii) a material diminution in Employee’s title, (iii) a change of more than 30 miles in the geographic location at which Employee must perform Employee’s services for the Company (other than a change to require that Employee work at the Company’s principal place of business, 5075 S Syracuse St, Denver, Colorado if Employee was previously allowed to work from home), or (iv) a material breach by the Company of any material written agreement between Employee and the Company. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, none of these events or conditions shall constitute Good Reason unless: (x) Employee provides the Company with written objection to the event or condition within 60 days following the date Employee becomes first becomes aware of such event or condition; (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection; and (z) Employee terminates Employee’s employment within 30 days following the expiration of such 30-day cure period.

Agreement

By signing below, you agree to be bound by the terms of this Agreement. The offer of this Retention Bonus Agreement will expire unless signed by [___].

ACCEPTED AND AGREED TO BY EMPLOYEE:

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ACCEPTED AND AGREED TO BY COMPANY:

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